UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/01/2011

SEITEL INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-14488

DE	76-0025431
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10811 S. Westview Circle, Building C, Suite 100, Houston, TX 77043
(Address of principal executive offices, including zip code)

713-881-8900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Amended and Restated Securities Holders Agreement by and among Seitel Holdings, Inc. ("Holdings"), ValueAct Capital Master Fund, L.P., Centerbridge and the management investors identified therein, dated as of May 23, 2011, provides that while Centerbridge maintains the Ownership Percentage in Holdings specified, it is entitled to designate three directors to the Board of Directors (the "Board") of the Company, with the number of directors able to be designated by Centerbridge to be reduced if Centerbridge's interest falls below a specified threshold. Effective on May 23, 2011, the Board appointed two designees of Centerbridge, as previously reported by the Company in its Form 8-K filed on May 25, 2011. Effective on July 1, 2011, the Board appointed the third designee of Centerbridge: Dalton Boutte. Mr. Boutte has had an approximately 30 year career in the energy industry and currently serves as Senior Advisor to the Chairman of Schlumberger Limited ("Schlumberger"). Mr. Boutte joined Schlumberger in 1980. Most recently, he was Executive Vice President from 2004 to 2010, including President from 2003 to 2009 of WesternGeco, Schlumberger's seismic data services subsidiary. Prior to this, he was worldwide Vice President of operations for Schlumberger's Oilfield Services from 2001 to 2003 and President of Europe/Africa/CIS from 2000 to 2001.

There are no arrangements or understandings between Mr. Boutte and any other person pursuant to which he was selected to become a member of the Board and there are no transactions between Mr. Boutte and the Company or any subsidiary of the Company that are reportable under Item 404(a) of Regulation S-K, other than transactions involving Centerbridge that were previously reported by the Company in its Form 8-K filed on May 25, 2011 which are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEITEL INC

Date: July 08, 2011	By:	/s/ Robert D. Monson
Robert D. Monson
President and Chief Executive Officer